INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT  made this 1st day of September, 2013, by and between HCIM Trust, a Delaware statutory trust (the "Trust"), and Hatteras Capital Investment Management,  LLC, a Delaware limited liability company (the "Adviser").

WHEREAS, the Trust is an open-end, management investment company registered under the Investment Company Act of I 940, as amended (the "1940 Act"); and

WHEREAS, the Trust desires to retain the Adviser to render investment management services with respect to each series of the Trust set forth on Schedule A of this Agreement (each a "Fund" and collectively the "Funds"),  and the Adviser is willing to render such services:

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.        APPOINTMENT AND ACCEPTANCE.  The Trust hereby appoints the Adviser to act as Adviser to the Funds for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional investment portfolios may from time to time be added to those covered by this Agreement by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

The Adviser will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel (including any sub-Advisers) required by it to perform the services on the terms and for the compensation  provided herein.  The Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions  and other transaction charges, if any) purchased or sold for any Fund.

2.        DUTIES OF ADVISER. The Trust employs the Adviser to furnish and manage a continuous investment program for the Funds, and in doing so may hire (subject to the approval of the Trust's Board of Trustees ("Board")  and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of each affected Fund) and thereafter supervise the investment activities of one or more sub-advisers  deemed necessary to carry out the investment program of each Fund.  The Adviser will continuously  review, supervise and (where appropriate)  administer the investment program of each Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Trust with records concerning the Adviser's activities which the Trust is required to maintain and to render regular reports to the Trust's  officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities.  The retention of a sub-adviser  by the Adviser shall not relieve the Adviser of its responsibilities  under this Agreement.

The Adviser shall discharge the foregoing responsibilities subject to the control of the  Trust's  Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for each such Fund set forth in the Fund's Prospectus and Statement of Additional Information as amended from time to time, and with applicable laws and regulations.

3.        FUND TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds and is directed to use its best efforts to obtain "best execution," considering the Fund's  investment objectives, policies, and restrictions as stated in the Funds' Prospectus(es)  and Statement(s) of Additional Information, as the same may be amended, supplemented  or restated from time to time, and resolutions of the Trust's  Board.  The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Trust to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of I934 or as described from time to time by the Funds' Prospectuses and Statement of Additional Information.

4.        COM PENSATION OF THE ADVISER. For the services provided and the expenses assumed pursuant to this Agreement, the Trust shall pay to the Adviser compensation  at the rate specified on Schedule B of this Agreement. Such compensation shall be paid to the Adviser at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the appropriate Schedule, to the assets. The fee shall be based on the average daily net assets for the month involved. The Adviser may, in its discretion and from time to time, waive all or a portion of its fee.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5.        OTHER EXPENSES.  Except to the extent otherwise  permitted pursuant to the 1940 Act or any rule, regulation or interpretation thereof, the Adviser shall pay all expenses of printing and mailing reports, prospectuses, statements of additional information, and sales literature relating to the solicitation of prospective clients. The Trust shall pay all expenses relating to mailing to existing shareholders prospectuses, statements of additional information, proxy solicitation material and shareholder reports.

6.        EXCESS EXPENSES. If the expenses for any Fund for any fiscal year (including fees and other amounts payable to the Adviser, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary  costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which shares of a Fund are qualified for offer and sale, the Adviser shall bear such excess cost.

However, the Adviser will not bear expenses of any Fund which would result in the Fund's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code. Payment of expenses by the Adviser pursuant to this Section 6 shall be settled on a monthly basis (subject to fiscal year end reconciliation)  by a reduction in the fee payable to the Adviser for such month pursuant to Section 4 and, if such reduction shall be insufficient to offset such expenses, by reimbursing the Trust.

7.        BOOKS AND RECORDS.  The Adviser will maintain all books and records with respect to the securities transactions of the Funds and will furnish to the Trust's  Board such periodic and special reports as the Board may reasonably request.  The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses,  proxy statements, reports to shareholders,  certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 3 I a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.

8.        STATUS OF ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

9.        LIMITATION  OF LIABILITY OF ADVISER. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any Joss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a Joss resulting from willful misfeasance,  bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state Jaw or Federal securities Jaw which cannot be waived or modified hereby. (As used in this Paragraph 9, the term "Adviser" shall include directors, officers, employees and other corporate agents of the Adviser as well as that corporation itself).

10.        PERMISSIBLE  INTERESTS. Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders  or otherwise; and the Adviser (or any successor)  is or may be interested in the Trust as a shareholder  or otherwise. In addition, brokerage transactions for the Trust may be effected through affiliates of the Adviser if approved by the Trust's  Board, subject to the rules and regulations of the Securities and Exchange Commission.

11.         AUTHORITY;  NO CONFLICT. The Adviser represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated  by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

12.        LICENSE OF ADVISER'S NAME. The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates.  The Adviser hereby agrees to grant a license to the Trust for use of its name in the names of the Funds for the term of this Agreement and such license shall terminate upon termination of this Agreement.  If the Trust makes any unauthorized use of the Adviser's names, derivatives, logos, trademarks,  or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under Jaw.

13.        DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Trust's  Board or by vote of a majority of the outstanding  voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance  of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to any particular Fund at any time, without the payment of any penalty by vote of a majority of members of the Trust's  Board or by vote of a majority of the outstanding  voting securities of the Fund on 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically  and immediately terminate in the event of its assignment.  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 13, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding  voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission  under said Act.

14.        NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, c/o Hatteras Capital Investment Management, at 8540 Colonnade Center Drive,
Suite 401, Raleigh, NC, 276I5-3052, Attn: J. Michael Fields, and if to  the Adviser at 8540 Colonnade Center Drive, Suite 40I,  Raleigh, NC, 276I5-3052, Attn: J. Michael Field Attn: David B. Perkins.

15.        SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.        GOVERNING  LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trust's Board, and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust. Further, the obligations of the Trust with respect to any one Fund shall not be binding upon any other Fund.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

HCIM TRUST

By: /s / J.Michael Fields,	J. Michael Fields

Attest: /s/ David B. Perkins,	David B. Perkins

HATTERAS CAPITAL INVESTMENT MANAGEMENT, LLC

By: /s / J.Michael Fields,	J. Michael Fields

Attest: /s/ David B. Perkins,	David B. Perkins

SCHEDULE A
TO THE
INVESTMENT MANAGEMENT AGREEMENT

LISTING OF FUNDS

The Hatteras PE Intelligence Fund

The Hatteras Disciplined Opportunity Fund

Schedule B
TO
INVESTMENT MANAGEMENT AGREEMENT

Name of Portfolio	Annual Management Fee
The Hatteras PE Intelligence Fund	1.50%
The Hatteras Disciplined Opportunity Fund	1.25%